EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JAVELIN ANNOUNCES RESULTS OF A PILOT PHASE II STUDY
OF INTRANASAL KETAMINE IN POSTOPERATIVE ORTHOPEDIC PAIN

Cambridge, MA, May 1, 2006 -- Javelin Pharmaceuticals, Inc. (OTC BB: JVPH), a developer of innovative prescription pain medications, today announced preliminary results of a randomized, placebo-controlled pilot Phase II study with Intranasal Ketamine in 60 patients with moderate to severe pain following bunion surgery. Total Pain Relief Scores over three hours (TOTPAR3), the study’s primary endpoint, ranged from 44.0 through 54.0 mm hours in patients given active drug compared to 36.3 mm hours in those given placebo. These numerical differences in TOTPAR3 did not reach statistical significance in this trial.

Treatment with Intranasal Ketamine was well tolerated. There were no unexpected or serious adverse events related to the study drug. Local adverse events associated with nasal administration (throat irritation, oral discomfort, oral hypoaesthesia, rhinorrhea) were more common in the Intranasal Ketamine treatment groups. General adverse events that were reported more frequently for the active drug treatment group included dizziness, dysgeusia and somnolence.

"Although the TOTPAR3 results did not separate in this Phase II trial, the study has advanced our understanding of Javelin’s two formulations of Intranasal Ketamine. The favorable safety profile of PMI-150 is consistent with and extends our existing PMI-100 clinical safety database. This observation was an important objective of this study,” said Daniel B. Carr, MD, Chief Executive Officer and Chief Medical Officer. “Initial analysis of the efficacy data indicates a higher than expected placebo response rate and significant site to site variation as potential factors in the study outcome. We are continuing to analyze the data and moving forward with our overall Phase II development program.”

The results of this trial, including further analysis of the data, will be submitted for presentation at an upcoming medical meeting.

About this Phase II Study
A total of 60 postsurgical patients from the United States were randomized in this multicenter, double-blind, placebo-controlled study to receive placebo or 60 mg of Intranasal Ketamine given as PMI-100 in six 10-mg doses, PMI-150 in four 15-mg doses or PMI-150 in two 15-mg doses followed 10 minutes

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later by another two 15-mg doses.

The objective of the study was to explore for the first time in the postbunionectomy model the comparative safety and efficacy profile of two formulations of Intranasal Ketamine (PMI-100 with 100 mg/ml and PMI-150 with 150 mg/ml) and two administration schedules of the latter. PMI-100 had been the first of Javelin’s two Intranasal Ketamine formulations to enter clinical testing in earlier studies. Patients were observed in the clinic up to six hours post dose, during which time multiple measures of pain and analgesia were assessed. Patients returned to the clinic for a follow-up safety visit five to nine days after dosing.

About Intranasal Ketamine (PMI-100 and PMI- 150)
Javelin is developing PMI-100 and PMI-150, its proprietary formulations of Intranasal Ketamine for acute indications that include post-operative pain, pain associated with orthopedic injury, procedural pain and acute episodes of chronic pain, including breakthrough cancer pain. Ketamine, a non-opiate, is an N-methyl-D-aspartate (“NMDA”), receptor antagonist that has been in clinical use for over 30 years as a general anesthetic. Since its approval by the FDA, ketamine has been safely used as an anesthetic in tens of thousands of patients. NMDA receptors are located in the central nervous system and play a role in the perception of acute and chronic pain as well as in the development of analgesic tolerance to opioids. Ketamine blocks NMDA receptors and therefore is a logical drug candidate for use as an analgesic for syndromes associated with acute pain, as well as breakthrough pain.

About Javelin:
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.

Forward-looking Statement
Some of the statements included in this press release, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Dyloject™, Rylomine™ and PMI-150, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Dyloject™, Rylomine™ and PMI-150; we may not be able to meet anticipated development timelines for Dyloject™, Rylomine™ and PMI-150 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.javelinpharmaceuticals.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Contacts:
June Gregg	Bryan P. Murphy
Javelin Pharmaceuticals, Inc.	LaVoie Group
(212) 554-4550	(781) 596.0200 x105
jgregg@javelinpharmaceuticals.com	bmurphy@lavoiegroup.com

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